Exhibit 99.1

Aquila Comments on Quanta Services, Inc.; Confirms 2002 EPS Guidance of $1.30-$1.40 Per Share

KANSAS CITY, Mo., July 2, 2002 (BUSINESS WIRE)—Aquila, Inc. (NYSE:ILA) stated today that it was surprised by the reduced earnings guidance issued by Quanta Services, Inc. (NYSE:PWR), which is expected to have a negative impact on Aquila's full-year 2002 results of approximately $.05 per fully diluted share.

        "We don't plan to revise Aquila's full-year guidance as a result of the Quanta announcement and expect to make up the earnings through reduced costs as part of our ongoing Project BBB+/Baa1 initiative," said Robert K. Green, Aquila's president and chief executive officer.

        With an approximately 38 percent equity interest, Aquila is Quanta's largest shareholder.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns, operates and contractually controls power generation, natural gas and coal processing assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

  Forward-Looking Information

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The terms "expected to have," "plans to" and similar terms identify forward-looking information. Although Aquila believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those contained in the forward-looking statements include: unanticipated events; abnormal weather conditions; unanticipated financial market conditions, including changes in exchange rates, interest rates, and commodity prices; prices of natural gas, natural gas liquids, and electricity; the failure to successfully execute the restructuring of our trading operations; and adverse changes in our credit rating. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur.

CONTACT:	Aquila, Inc. Media: Mary Amundsen, 816/467-3652 Media Relations, 816/467-3000 Investors: Ellen Fairchild, 816/527-1409